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Exhibit 21.1

The following is a list of the direct and indirect subsidiaries of The First Marblehead Corporation:

Name of Subsidiary	Jurisdiction of Incorporation or Organization
First Marblehead Data Services, Inc.	Massachusetts
First Marblehead Education Resources, Inc.	Delaware
First Marblehead Securities Corporation	Massachusetts
GATE Holdings, Inc.	Delaware
GH Receivables LLC	Delaware
TERI Marketing Services, Inc.	Delaware

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  Exhibit 21.1